Exhibit 99.1

Investor Contact:

Asher Dewhurst

Westwicke Partners

QuorumHealth@Westwicke.com / (443) 213-0500

QUORUM HEALTH CORPORATION ANNOUNCES FINAL RULING IN THE ARBITRATION WITH COMMUNITY HEALTH SYSTEMS

BRENTWOOD, Tenn. (January 7, 2019) – Quorum Health Corporation (NYSE: QHC) today announced that it has received a final ruling from the American Arbitration Association regarding its previously disclosed disputes with Community Health Systems (“CHS”).

The ruling stems from arbitration claims brought against the Company by CHS on August 4, 2017 seeking payments of certain amounts withheld by the Company associated with services performed by CHS under the Shared Service Centers (or “SSC”) Transition Service Agreement (or “TSA”) and the Computer and Data Processing (or “IT”) TSA. In response to these claims, the Company contended that the amounts were not payable to CHS and were not properly billed under the agreements. The Company also made certain counterclaims against CHS relating to the TSAs and other matters.

On March 19, 2018 the Company received notice that CHS was seeking to terminate the SSC TSA and IT TSA effective September 30, 2018. At that time, the Company amended its counterclaims against CHS to contend that CHS’ attempt to terminate the IT TSA was in violation of the terms of that agreement and was therefore invalid. In June of 2018, the arbitration panel ruled that the attempt to terminate the IT TSA was not valid and that both the SSC TSA and IT TSA would remain in place according to the original terms of the agreements unless otherwise agreed upon by both parties. The Company was also ordered to resume all payments to CHS pending a final ruling on the matter.

In its January 3, 2019 ruling, the panel found in favor of the Company in connection with its claim that CHS was improperly billing the Company under the SSC TSA. As a result, the Company will not be required to pay approximately $9.3 million of withheld contested payments to CHS. In addition, CHS will be required to repay approximately $2.1 million in disputed payments made by the Company to CHS in the time since the arbitration ruling in late June 2018. Going forward, the amounts paid by the Company for services under the SSC TSA will be reduced in accordance with the panel’s ruling.

The panel denied the Company’s claim that CHS was improperly billing the Company under the IT TSA. As a result, the Company will be required to pay approximately $1.5 million of disputed payments it withheld from CHS prior to the June 2018 interim ruling. Going forward, the Company will continue paying the amounts previously withheld under the IT TSA.

Certain counterclaims made by the Company against CHS relating to the TSAs and other matters were also denied by the arbitration panel.

About Quorum Health Corporation

Quorum Health Corporation is an operator of general acute care hospitals and outpatient services in the United States. Through its subsidiaries, the Company owns, leases or operates a diversified portfolio of 27 affiliated hospitals in rural and mid-sized markets located across 14 states with an aggregate of 2,604 licensed beds. The Company also operates Quorum Health Resources, LLC, a leading hospital management advisory and consulting services business. More information about Quorum Health Corporation can be found at www.quorumhealth.com.

Forward-Looking Statements

Statements contained in this news release regarding future payments under the TSA and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Quorum Health Corporation with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

The terms “QHC,” “Quorum Health,” “the Company,” “we,” “us” or “our” refer to Quorum Health Corporation or one or more of its subsidiaries or affiliates as applicable.

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